Exhibit 99.1

Special Committee of the Board of Directors
HSN, Inc.

1 HSN Drive
St. Petersburg, FL 33729

Special Committee:

We hereby consent to the inclusion of our opinion letter, dated July 5, 2017, to the Special Committee of the Board of Directors of HSN, Inc. (“HSNi”), as Annex C to, and reference to such opinion letter under the headings “Questions and Answers,” “Risk Factors — Risks Relating to the Merger,” “Special Factors — Background of the Merger,” “Special Factors — HSN’s Purpose and Reasons for the Merger and Other Proposals; Recommendations of the Special Committee and HSN Board; Fairness of the Merger,” “Special Factors — Opinion of the Special Committee Financial Advisor (Centerview Partners),” “Special Factors — Other Presentations by Centerview Partners and Goldman Sachs,” and “Special Factors — Position of Liberty Interactive and Merger Sub as to the Fairness of the Merger” in, the proxy statement/prospectus relating to the proposed transaction involving HSN and Liberty Interactive Corporation (“Liberty”), which proxy statement/prospectus forms a part of Amendment No. 3 to the Registration Statement on Form S-4 of Liberty (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

November 27, 2017